Exhibit 99.2

Dean of MIT School of Science Joins Bruker Board of Directors

BILLERICA, Massachusetts, February 19, 2013 (BUSINESS WIRE) - Bruker Corporation (NASDAQ: BRKR) today announced the election of Dr. Marc Kastner to its Board of Directors, replacing Mr. Charles F. Wagner, Jr., who stepped down from the Board in the summer of 2012 in order to become Bruker’s new Chief Financial Officer.

Dr. Kastner is Donner Professor of Physics and Dean of the School of Science at the Massachusetts Institute of Technology.  He received his Bachelor’s in Chemistry and his PhD in Physics, both from the University of Chicago, and in 1973 he joined the MIT Department of Physics.  In 1993, Marc was appointed director of the Center for Materials Science and Engineering at MIT, which became the largest NSF U.S. Materials Research Science and Engineering Center.  In 1998, he became Head of the MIT Department of Physics, and he became Dean of the MIT School of Science in 2007.

Marc Kastner has served as Chair of the Solid State Sciences Committee and as Chair of the Board on Physics and Astronomy of the National Research Council.  He has also served on committees of the Department of Energy’s Basic Research Advisory Committee and on the Science Advisory Board of the National Cancer Institute.  Kastner is a member of the National Academy of Sciences; a member of the American Academy of Arts and Sciences; a fellow of the American Physical Society; a fellow of the American Association for the Advancement of Science, and has been honored with several scientific awards and prizes.

Frank Laukien, Bruker’s President and CEO, stated: “I am delighted that Dr. Marc Kastner has agreed to join our Board of Directors.  He brings to Bruker’s Board an incredible breadth and depth of insight into the ever-changing frontiers of scientific research, and their technological and healthcare ramifications.  Moreover, Marc is very knowledgable about the latest trends in science policy and scientific research funding priorities.  Finally, Marc has extensive leadership and management experience at a truly eminent and global academic institution.  We believe Marc will further enhance our Board and will make many valuable contributions to Bruker.”

Dr. Kastner commented: “The progress in science has always been enabled by the invention and improvement of measurement techniques.  I am therefore excited to join the Board of Bruker, a company at the forefront of the development of innovative scientific instruments and novel applications.  I am also looking forward to contributing to the further profitable growth and shareholder value creation at Bruker.”

ABOUT BRUKER CORPORATION

For more information about Bruker Corporation, please visit www.bruker.com.

FOR FURTHER INFORMATION:	Joshua Young
VP, Investor Relations
Tel: +1 (978) 663-3660, ext. 1479
Email: joshua.young@bruker.com